EXHIBIT j



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 23, 2006, relating to the financial statements and financial highlights which appears in the May 31, 2006 Annual Report to Shareholders of Badgley Funds, Inc. (consisting of Badgley Balanced Fund and Badgley Growth Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
September 27, 2006